News Release
American National Insurance Company, Galveston, Texas
Contact: Steve Pavlicek (409) 766-6447

For Immediate Release

AMERICAN NATIONAL ANNOUNCES THIRD QUARTER 2009 RESULTS

Galveston, Texas – October 26, 2009- American National Insurance Company (Nasdaq: ANAT) announced third quarter 2009 net income of $32,700,000 ($1.23 per basic share) compared to a net loss of $125,033,000 ($4.72 per basic share) for the same period in 2008.  The prior year loss was primarily the result of other-than-temporary impairments of security investments as well as catastrophe losses in the property and casualty business.

After tax operating earnings for the third quarter were $33,308,000 ($1.25 per basic share) compared with a gain of $6,257,000 ($0.24 per basic share) for the same period in 2008.  After tax operating earnings exclude after tax net realized investment gains and losses.

After tax net realized investment losses were $608,000 ($0.02 per basic share) for the third quarter of 2009 compared with net realized investment losses of $131,290,000 ($4.96 per basic share) for the same period in 2008.

YEAR-TO-DATE RESULTS

The net loss for the nine months ended September 30, 2009 totaled $19,350,000 ($0.73 per basic share) compared to a net loss of $88,943,000 ($3.36 per basic share) for the same period of 2008.  The after tax operating earnings for the first nine months totaled $34,694,000 ($1.31 per basic share) compared to $48,794,000 ($1.84 per basic share) for the same period in 2008. After tax operating earnings exclude after tax net realized investment gains and losses, which totaled a net realized loss of $54,044,000 ($2.04 per basic share) for the nine months of 2009 compared to a net realized loss of $137,737,000 ($5.20 per basic share) in the same period of 2008.

OPERATIONS

Revenues for both the three months and nine months ending September 30, 2009, were up significantly over the same periods in 2008 due to the impact of the other-than-temporary impairments on the 2008 amounts.

Net Income for the third quarter of 2009 improved significantly from the second quarter, primarily due to a lower amount of catastrophe losses in the Property and Casualty segment.

Total assets as of September 30, 2009 grew to $19.8 billion, a 7.6% increase since the end of 2008.  Stockholders’ Equity as of September 30, 2009 was $3.4 billion, up 9.7% since the end of 2008 and up 5.8% since the end of the second quarter of 2009.  Book value per basic share was $129.40 at September 30, 2009 as compared to $118.35 per share at December 31, 2008.  The improvement in the financial markets was the primary reason for the increase in equity.

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Sales of deferred fixed annuities remained strong during the first nine months of 2009.  This is reflected in Policy Deposits Received, which for the first nine months of 2009 were $1.7 billion, a 13.3% increase over the same period in 2008.

The after tax net gain from operations for the first nine months of 2009 was heavily impacted by losses of $22.4 million in the Property and Casualty segment.  Catastrophe losses in the first and second quarters were the primary reason for the losses.  The Property and Casualty segment returned an after-tax gain from operations of $5.3 million in the third quarter.

American National Insurance Company
COMPARATIVE OPERATIONAL HIGHLIGHTS
Compiled on a GAAP basis (Preliminary & Unaudited)*

	Quarter Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Revenues	$780,347,000	$522,093,000	$2,160,134,000	$1,977,735,000
After-tax earnings (losses):
Operating earnings (losses) **	$33,308,000	$6,257,000	$34,694,000	$48,794,000
Net realized investment gains (losses)	$(608,000)	$(131,290,000)	$(54,044,000)	$(137,737,000)
Net income (loss)	$32,700,000	$(125,033,000)	$(19,350,000)	$(88,943,000)

Per share earnings (losses):
Operating earnings – Basic **	$1.25	$0.24	$1.31	$1.84
Net realized investment losses– Basic	$(0.02)	$(4.96)	$(2.04)	$(5.20)
Net income (loss) – Basic	$1.23	$(4.72)	$(0.73)	$(3.36)

Basic number of shares
upon which computations are based:	26,558,832	26,479,832	26,558,832	26,479,832

	As of
	September 30, 2009	December 31, 2008

Book value per basic share	$129.40	$118.35

*	Results are preliminary and unaudited. American National expects to timely file its third quarter 10-Q in November.
**	Operating earnings exclude after-tax realized investment gains and losses. The sum of Operating earnings (losses) and Net Realized investment gains (losses) is equal to Net income (loss).

American National Insurance Company is headquartered in Galveston, Texas.  American National has over $19.7 billion in assets and is rated A (Excellent) by A.M. Best Company, and AA- (Very Strong) by Standard & Poor’s. The American National family of companies offers a broad line of products and services, which include life insurance, annuities, health insurance, credit insurance, pension products and property and casualty insurance for personal lines, agribusiness, and targeted commercial exposures.  American National’s major insurance subsidiaries include American National Life Insurance Company of Texas, Standard Life and Accident Insurance Company, Garden State Life Insurance Company, American National Property and Casualty Company, Farm Family Life Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.

For more information, including company news and investor relations information, visit the company’s web site at www.anico.com.

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The statements contained in this release that are not historical statements, including statements regarding future performance, plans and projections, are forward-looking statements based on management’s current expectations.  Such forward-looking statements are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve certain risks and uncertainties detailed in the Company’s financial statements and in the Company’s Form 10 registration statement filed with the Securities and Exchange Commission.  Actual results may differ materially from these statements due to changes in business, regulatory, competitive, market, economic, and political factors that are beyond our control.  We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

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